Filed Pursuant to Rule 424(b)(3)

Registration No. 333-258149

PROSPECTUS SUPPLEMENT NO. 22

(to prospectus dated August 6, 2021)

THE BEACHBODY COMPANY, INC.

4,866,417 SHARES OF COMMON STOCK

5,333,333 WARRANTS TO PURCHASE SHARES OF CLASS A COMMON STOCK

306,667 SHARES OF CLASS A COMMON STOCK UNDERLYING WARRANTS

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated August 6, 2021 (the “Prospectus”), related to (i) the offer and sale, from time to time, by the selling stockholders identified in the Prospectus, or their permitted transferees, of (a) an aggregate of 4,866,417 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), of The Beachbody Company, Inc., a Delaware corporation (“we,” “us,” “our” and similar terms), and (b) 5,333,333 warrants to purchase Class A Common Stock, every 50 warrants exercisable for one share of Class A Common Stock at an exercise price of $575.00 per share (the “private placement warrants”) and (ii) the issuance by us of up to 306,667 shares of Class A Common Stock upon the exercise of outstanding public warrants (the “public warrants”) and private placement warrants (collectively, the “warrants”), with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on February 23, 2024 (the “Information”). Accordingly, we have attached the Information to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our shares of Class A Common Stock are listed on The New York Stock Exchange under the symbol “BODY.” On February 22, 2024, the closing sale price per share of our Class A Common Stock was $8.29.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 11 of the Prospectus. Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 23, 2024.

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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2024

The Beachbody Company, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39735	85-3222090
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Continental Blvd Suite 400
El Segundo, California		90245
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (310) 883-9000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	BODY	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On February 23, 2024, The Beachbody Company, Inc. (the “Company”) issued a press release announcing that its Class A common stock will begin trading on the New York Stock Exchange (“NYSE”) under the new ticker symbol “BODI” prior to the market open on March 4, 2024. This will replace the company’s current ticker symbol, “BODY”. This new ticker symbol aligns with the Company’s rebrand from Beachbody to BODi, announced on March 9, 2023. The Company’s Class A common stock, par value $0.0001 per share, will continue to be listed on the NYSE and the CUSIP will remain unchanged. A copy of the press release issued by the Company is included as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release, dated February 23, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Beachbody Company, Inc.

Date:	February 23, 2024	By:	/s/ Jonathan Gelfand
Jonathan Gelfand Executive Vice President, Business & Legal Affairs, Corporate Secretary

EX 99.1

The Beachbody Company, Inc. to Change Ticker Symbol to “BODI” on March 4

EL SEGUNDO, Calif. --The Beachbody Company, Inc. (NYSE: BODY) (“BODi” or the “Company”), today announced that its Class A common stock will begin trading on the New York Stock Exchange (“NYSE”) under the new ticker symbol “BODI” prior to the market open on March 4, 2024. This will replace the company’s current ticker symbol, “BODY”. This new ticker symbol aligns with the company’s rebrand from Beachbody to BODi, announced on March 9, 2023. The Company’s Class A common stock, par value $0.0001 per share, will continue to be listed on the NYSE and the CUSIP will remain unchanged.

About BODi and The Beachbody Company, Inc.

Originally known as Beachbody, BODi has been innovating structured step-by-step home fitness and nutrition programs for 25 years such as P90X, Insanity, and 21-Day Fix, plus the first premium superfood nutrition supplement, Shakeology. Since its inception in 1999 BODi has helped over 30 million customers pursue extraordinary life-changing results. The BODi community represents millions of people helping each other stay accountable to goals of healthy weight loss, improved strength and energy, and resilient mental and physical well-being. For more information, please visit TheBeachbodyCompany.com.

Investor Relations
ICR, Inc.
BeachbodyIR@icrinc.com

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